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                                                                  EXHIBIT 10.28

                        MILLENNIUM PHARMACEUTICALS, INC.
                                75 SIDNEY STREET
                               CAMBRIDGE, MA 02139

                                          December 24, 2002

Vaughn M. Kailian
c/o Millennium Pharmaceuticals, Inc.
75 Sidney Street
Cambridge, MA 02139

Dear Mr. Kailian:

      This letter memorializes certain verbal agreements between you and Millennium Pharmaceuticals, Inc. ("Millennium") that we made upon the merger (the "Merger") of Millennium with COR Therapeutics, Inc. ("COR") on February 12, 2002.

      1. As an "eligible employee" under the COR Key Employee Severance Plan (the "Plan"), you would be entitled to certain benefits upon the termination of your employment for certain specified reasons following the Merger. We have agreed to provide the benefits described in Section 4(a) (Base Salary) based on a salary of $500,000, 4(b) (Bonus) based on a target bonus of 80%, and 4(c) (Health Benefits) of the Plan if your employment with Millennium terminates for any reason on or prior to February 12, 2004 and the Plan does not otherwise provide you benefits for such a termination. Millennium will make salary continuation payments in regular installments on the normal payroll dates of Millennium, or over a shorter period as determined by Millennium. Millennium will pay you the pro rata bonus benefit based on the actual funding for the year as determined by the Board of Directors, with such payment being made at the same time as payments for other executives of the Company. Any such amounts that you receive will be subject to all required tax withholding.

      2. If your employment with Millennium terminates for any reason on or prior to February 12, 2004, any outstanding options to purchase shares of the common stock of Millennium ("Options") held by you on February 12, 2002 (immediately after the Merger) will immediately vest and become exercisable in full as of the date of such termination. All such Options will otherwise remain subject to the terms and conditions set forth in the applicable stock option plans and stock option agreements.

      3. During your first two years of employment with Millennium (through February 12, 2004), Millennium has and will continue to pay reasonable agreed costs associated with the lease of an apartment in the Boston / Cambridge, Massachusetts area, including the monthly lease and utility payments.

      4. If any payment or benefit you would receive pursuant to this agreement, when combined with any other payment or benefit you receive pursuant to the termination of your employment with Millennium ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"),



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and (ii) but for this sentence, be subject to the excise tax imposed by Section
4999 of the Code (the "Excise Tax"), then such Payment will be either (x) the full amount of Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

      5. The Plan, including the requirement for a release under Section 4(e), remains in full force and effect, except as modified in this letter agreement.

      6. This agreement may be amended or modified only by a written instrument executed by you and Millennium. This agreement will be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

      Please acknowledge your agreement by countersigning this letter below.

                                    Sincerely,

                                    MILLENNIUM PHARMACEUTICALS, INC.


                                    By: /s/ MARK J. LEVIN
                                          Name:  Mark J. Levin
                                          Title: Chairperson, President and
                                                 Chief Executive Officer

AGREED TO:


/s/ VAUGHN M. KAILIAN
Vaughn M. Kailian